Contract No. A74522002

INTERESTS AND LIABILITIES AGREEMENT

to

CONTRACT OF REINSURANCE

issued to

UNITED PROPERTY AND CASUALTY INSURANCE COMPANY
St Petersburg, Florida
(hereinafter referred to as the "Company")

by

VARIOUS UNDERWRITERS AT LLOYD'S, LONDON
(as per the schedule attached)
(hereinafter referred to as the "Subscribing Reinsurer")

FIRST MULTILINE PROPERTY PER RISK
EXCESS OF LOSS REINSURANCE

The Subscribing Reinsurer's share in the Interests and Liabilities of the Reinsurers as set forth in the CONTRACT attached hereto and made part of this Agreement shall be for the percentage stated below.

The share of the Subscribing Reinsurer in the Interests and Liabilities of the Reinsurers in respect of the said CONTRACT shall be separate and apart from the shares of the other Subscribing Reinsurers to the said CONTRACT, and the Interests and Liabilities of the Subscribing Reinsurer shall not be joint with those of the other Subscribing Reinsurers and in no event shall the Subscribing Reinsurer participate in the Interests and Liabilities of the other Subscribing Reinsurers.

The terms of this Interests and Liabilities Agreement shall be from 12:01 a.m. Eastern Standard Time, 1st June , 2007, to 12:01 am Eastern Standard Time, 1st June, 2008.

Signed in St Petersburg, Florida this day of , 2007

For and on behalf of the Company

____

and London this 1st day of August , 2007

For and on behalf of the Subscribing Reinsurer:
Hereon: 92.69%

____

A74522002

Signing Schedule attaching to and forming part of the **FIRST MULTILINE PROPERTY PER RISK EXCESS OF LOSS REINSURANCE AGREEMENT** issued to **UNITED PROPERTY AND CASUALTY INSURANCE COMPANY.**

Now Know Ye that We the Underwriters, Members of the Syndicates whose definitive numbers in the after-mentioned List of Underwriting Members of Lloyd's are set out in the attached Table, hereby bind ourselves each for his own part and not one for another, our Executors and Administrators, and in respect of his due proportion only, to pay or make good to the Assured or to the Assured's Executors or Administrators or to indemnify him or them against all such loss, damage or liability as herein provided, such payment to be made after such loss, damage or liability is proved and the due proportion for which each of us, the Underwriters, is liable shall be ascertained by reference to his share, as shown in the said List, of the Amount, Percentage or Proportion of the total sum insured Underwriters, is liable shall be ascertained by reference to his share, as shown in the said List, of the Amount, Percentage or Proportion of the total sum insured which is in the Table set opposite the definitive number of the Syndicate of which such Underwriter is a Member AND FURTHER THAT the List of

BUREAU REFERENCE 61689 27/06/07 **BROKER NUMBER** 0618

PROPORTION %	SYNDICATE	UNDERWRITER'S REFERENCE
24.40	2001	RAB1774907KH
24.40	2791	R1107RG00355
7.91	2623	T4759V07ANCR
1.85	623	T4759V07ANCR
14.63	2987	FC378B07A000
9.75	727	5N900X4272MR
9.75	1400	LPRNT603A

TOTAL LINE 92.69

No. OF SYNDICATES 7

THE LIST OF UNDERWRITING MEMBERS OF LLOYDS IS IN RESPECT OF 2007 YEAR OF ACCOUNT

BUREAU USE ONLY
USE3 55 13152

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Our Ref : A74522002

FIRST MULTILINE PROPERTY PER RISK
EXCESS OF LOSS REINSURANCE

issued to

UNITED PROPERTY AND CASUALTY INSURANCE COMPANY
St Petersburg, Florida
(Hereinafter referred to as the "Company")

by

the Subscribing Reinsurers executing the
attached Interests and Liabilities Agreement
(Hereinafter referred to as the "Reinsurer")

ARTICLE 1

BUSINESS REINSURED

This Contract shall cover business classified by the Company as property and casualty, including but not limited to Homeowners and Condominium owners Policies, written in the State of Florida.

ARTICLE 2

COVER

The Reinsurer will be liable in respect of each and every Loss, each and every Risk, for the Ultimate Net Loss over and above an initial Ultimate Net Loss of $1,000,000 each and every Loss, each and every Risk, subject to a limit of liability to the Reinsurer of $1,300,000 each and every Loss, each and every Risk.

The maximum recovery hereunder in respect of any one Loss Occurrence, irrespective of the number of risks involved in the loss, shall be limited to $1,300,000.

The Company shall be the sole judge as to what constitutes one risk.

ARTICLE 3

TERM

This Contract shall become effective at 12:01 a.m., Eastern Standard Time, June 1, 2007, shall cover losses occurring during the period on in force, new and renewal policies, and shall remain in full force and effect until 12:01 Eastern Standard Time, June 1 2008.

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In the event that this Contract is not renewed and at the Company's option, run-off coverage shall be provided for all policies in force at the date of non renewal until their natural expiry date. The Premium for this run-off period shall be calculated by applying the adjustable rate to the unearned Premium applicable to those policies in-force at the date of cancellation.

Furthermore, with effect from 12:01 a.m. Eastern Standard Time, 1st June, 2007, the Company may terminate or reduce a Subscribing Reinsurer's percentage share in this Agreement at any time by giving prior notice to the Subscribing Reinsurer by certified mail in the event of any of the following:

1) The Subscribing Reinsurer's policyholders' surplus falls by 20% or more; or

2) The reduction of a Lloyd's Syndicate's allocated capacity by more than 50%.

3) The Subscribing Reinsurer's or Lloyd's A.M. Best's or Standard and Poors rating is downgraded below A- or by two grades at one time, namely A++ to A or A+ to A-.

4) The Subscribing Reinsurer or Lloyd's Syndicate ceases assuming new and renewal property treaty reinsurance business.

In the event the Company terminates or reduces a Subscribing Reinsurer's percentage share in accordance with this paragraph, the termination or reduction will be effective for losses occurring on or after 12:01 a.m. Eastern Standard Time, 1st June, 2007 and the premium due to the Subscribing Reinsurer for any reduced percentage share for the Agreement year will be reduced on a pro rata basis for the portion of the Agreement year which is unexpired as of that date. If a loss has been paid under this Agreement or a subscribing reinsurer's share is terminated after 30th November, 2007 then no such return premium shall be made.

For the purpose of this clause Full Premium shall mean the fully adjusted premium that would have been earned by the Reinsurer for the period of this Reinsurance Agreement had it not been terminated, taking into account any minimum premium condition and including any reinstatement premium in respect of losses occurring prior to the date of termination.

Should this Contract expire while a loss covered hereunder is in progress, the Reinsurer shall be responsible for the loss in progress in the same manner and to the same extent it would have been responsible had the Contract expired the day following the conclusion of the loss in progress.

ARTICLE 4

TERRITORY

This Contract shall follow the territorial limits of the Company's Original Policies.

ARTICLE 5

EXCLUSIONS

This Contract does not apply to and specifically excludes the following:

1. All excess of loss reinsurance assumed by the Company.

2. Reinsurance assumed by the Company under obligatory reinsurance agreements, except as respects the following:

    a. Agency reinsurance where the policies involved are to be re-underwritten in accordance with the underwriting standards of the Company and reissued as Company policies at the next anniversary or expiration date;

    b. Reinsurance assumed as a result of the depopulation of the Florida Residential Property and Casualty Joint Underwriting Association and/or any reinsurance assumed from private carriers as a result of depopulations.

3. Financial guarantee and/or insolvency business, when written as such.

4. Third party liability and medical payments business, unless written as part of a Homeowners/Condominium Policy.

5. All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency Fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

6. All Accident and Health, Fidelity, Surety, Boiler and Machinery, Workers' Compensation and Credit business,

7. All Ocean Marine business.

8. Flood and/or earthquake when written as such.

9. Difference in Conditions insurances and similar kinds of insurances, however styled, insofar as they may provide coverage for losses from the following causes:

    a. Flood, surface water, waves, tidal water or tidal waves, overflow of streams or other bodies of water or spray from any of the foregoing, all whether wind-driven or not, except when covering property in transit; or

b. Earthquake, landslide, subsidence or other earth movement or volcanic eruption, except when covering property in transit.

10. Mortgage Impairment insurances and similar kinds of insurances, however styled.

11. All automobile business.

12. War Risks in accordance with the War exclusion clause of the original policies.

13. Loss and/or Damage and/or Costs and/or Expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke. Nevertheless, this exclusion does not preclude any payment of the cost of removal of debris of property damaged by a loss otherwise covered hereunder, subject always to a limit of 25% of the Company's property loss under the applicable original policy.

14. Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Physical Damage Reinsurance" attached to and forming part of this Contract.

15. Toxic Mold, in accordance with NMA2956 (amended), attached hereto.

16. Terrorism, in accordance with NMA2930b, attached hereto.

ARTICLE 6

DEFINITIONS

A. The term "Loss Occurrence" shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one "Loss Occurrence" shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event except that the term "Loss Occurrence" shall be further defined as follows:

(i) As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

(ii) As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72

consecutive hours during the continued occupation of an Assured's premises by strikers, provided such occupation commenced during the aforesaid period.

(iii) As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the opening paragraph of this Article) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company's "Loss Occurrence".

(iv) As regards "Freeze", only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks) may be included in the Company's "Loss Occurrence".

For all "Loss Occurrences", other than (ii) above, the Company may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss and provided that only one such period of 168 consecutive hours shall apply with respect to one event, except for any "Loss Occurrence" referred to in sub-paragraph (i) above where only one such period of 72 consecutive hours shall apply with respect to one event, regardless of the duration of the event.

As respects those "Loss Occurrences" referred to in (ii) above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Company may divide that disaster, accident or loss into two or more "Loss Occurrences" provided no two periods overlap and no individual loss is included in more than one such period and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

No individual losses occasioned by an event that would be covered by 72 hours clauses may be included in any "Loss Occurrence" claimed under the 168 hours provision.

Losses directly or indirectly occasioned by:

(i) loss of, alteration of, or damage to

or

(ii) a reduction in the functionality, availability or operation of

a computer system, hardware, programme, software, data, information repository, microchip, integrated circuit or similar device in computer equipment or non-computer equipment, whether the property of the policyholder of the Company or not, do not in and of themselves constitute an event unless arising out of one or more of the following perils:

LPSO KM BMS

fire, lightning, explosion, aircraft or vehicle impact, falling objects, windstorm, hail, tornado, cyclone, hurricane, earthquake, volcano, tsunami, flood, freeze or weight of snow.

B. The term "Ultimate net loss" as used herein is defined as the sum or sums (including extra contractual obligations, loss in excess of policy limits, and any loss adjustment expenses as hereinafter defined) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company's Ultimate Net Loss has been ascertained.

C. The terms "Loss in excess of policy limits" and "extra contractual obligations" as used herein shall be defined as follows:

1. "Loss in excess of policy limits" shall mean any amount paid or payable by the Company in excess of its policy limits, but otherwise within the terms of its policy, as a result of an action against it by its insured or its insured's assignee to recover damages the insured is legally obligated to pay because of the Company's alleged or actual negligence or bad faith in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action.

2. "Extra contractual obligations" shall mean any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits, paid or payable by the Company as a result of an action against it by its insured or its insured's assignee, which action alleges negligence or bad faith on the part of the Company in handling a claim under a policy subject to this Contract.

Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense, settlement of any claim covered hereunder.

D. Paragraph C above is applicable only to those policies exposing under this contract.

E. The term "Loss adjustment expense" as used herein shall mean expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of specific claims, regardless of how such expenses are classified for statutory reporting purposes. Loss adjustment expense shall include, but not be limited to, interest on judgments, expenses of outside adjusters, and a pro rata share of the salaries and expenses of the Company's field employees according to the time occupied adjusting such losses and expenses of the Company's officials incurred in connection with the

losses, but excluding salaries of the Company's officials and any normal overhead charges.

F. The term "Gross Net Earned Premium Income" as used herein shall mean gross premiums earned during the period less cancellations and return premiums and less premiums paid for reinsurance, recoveries under which shall inure to the benefit of Reinsurers hereon.

ARTICLE 7

NET RETAINED LINES

This Contract applies only to that portion of any insurances or reinsurances covered by this Contract which the Company retains net for its own account, and in calculating the amount of any loss hereunder and also in computing the amount in excess of which this Contract attaches, only loss or losses in respect of that portion of any insurances or reinsurances which the Company retains net for its own account shall be included, it being understood and agreed that the amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurers, whether specific or general, any amounts which may have become due from them, whether such inability arises from the insolvency of such other reinsurers or otherwise.

ARTICLE 8

PREMIUM

An annual deposit premium of $375,000 shall be payable to Reinsurers in four equal quarterly instalments of $93,750 at July 1, 2007, October 1, 2007, January 1, 2008 and April 1, 2008.

As soon as practicable following the expiration of this Contract, the Company will calculate a premium at a rate of 0.234% of the Gross Net Earned Premium Income.

Should the premium so calculated exceed the deposit premium paid in accordance with the paragraphs above, the Company will immediately pay the Reinsurer the difference. Should the calculated premium be less than the deposit premium, the Reinsurer shall immediately return the difference, subject to a minimum premium of $300,000.

ARTICLE 9

REINSTATEMENT

Loss payments under this Contract will reduce the limit of coverage afforded by the amounts paid, but the limit of coverage will be reinstated from the time of the occurrence of the loss. For each amount reinstated the Company agrees to pay, simultaneously with the Reinsurer's loss payment, an additional premium calculated at pro rata of 100% of the Reinsurer's premium, being pro rata only as to the fraction of the face value of this Contract (i.e., the fraction of $1,300,000 so reinstated. Nevertheless, the Reinsurer's liability hereunder shall

never exceed $1,300,000 in respect of each and every Loss, each and every Risk, and shall be further limited to $2,600,000 in all during the term of this Contract.

ARTICLE 10

NOTICE OF LOSS AND LOSS SETTLEMENTS

The Company shall notify the Reinsurer promptly of all claims which, in the opinion of the Company, may involve the Reinsurer, and of all subsequent developments regarding these claims which may materially affect the position of the Reinsurer. The notification shall be made in the form of a report, submitted no less frequently than on a quarterly basis, that details losses paid and expected Ultimate Net Losses for each claim related to a Loss Occurrence subject to this Contract.

All loss settlements made by the Company, provided they are within the terms of the Company's original policies and of this Contract, shall be unconditionally binding upon Reinsurers and amounts falling to the share of Reinsurers shall be payable without delay upon reasonable evidence of the amount being given by the Company.

ARTICLE 11

COMMUTATION

Within 60 months from the expiration of each annual period of this Contract the Company shall submit a statement to Reinsurers listing amounts paid, and reserves, in respect of all losses. This statement shall form the basis of a final agreed value for all such losses.

The Company and the Reinsurers shall mutually agree an amount for settlement of such outstanding liabilities.

Except as may be mutually agreed such calculation shall be considered the final and agreed value of all losses for the applicable annual period of this Contract and resulting payment, if any, shall be accepted by the Company in full settlement of Reinsurers liability for all such losses. In the event that a loss is not reported to the Company until after such statement has been submitted immediate notice of such loss shall be given to Reinsurers in order that an agreed present value may be determined.

ARTICLE 12

LOSS FUNDING

This clause is only applicable to those Reinsurers who cannot qualify for credit by the State having jurisdiction over the Company's Loss reserves.

As regards policies or bonds issued by the Company coming within the scope of this Contract, the Company agrees that when it shall file with the insurance department or set up on its books reserves for Losses covered hereunder which it shall be required to set up by law it will forward to the Reinsurer a statement showing the proportion of such Loss reserves which is applicable to them.

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The Reinsurer hereby agrees that it will apply for and secure delivery to the Company a clean irrevocable and unconditional Letter of Credit issued by CITIBANK, NA of New York (through London branch), in an amount equal to the Reinsurer's proportion of the Loss reserves in respect of known outstanding Losses that have been reported to the Reinsurer, allocated Loss expenses relating thereto and Incurred But Not Reported loss and loss expense as shown in the statement prepared by the Company.

The Letter of Credit shall be "Evergreen" and shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless thirty (30) days prior to any expiration date CITIBANK, N.A. shall notify the Company by certified or registered mail that it elects not to consider the Letter of Credit extended for any additional period.

The Company, or its successors in interest, undertakes to use and apply any amounts which it may draw upon such Credit pursuant to the terms of the Contract under which the Letter of Credit is held, and for the following purposes only:

(a) To pay the Reinsurer's share or to reimburse the Company for the Reinsurer's share of any liability for Loss reinsured by this Contract, the payment of which has been agreed by the Reinsurer and which has not otherwise been paid.

(b) To make refund of any sum which is in excess of the actual amount required to pay the Reinsurer's share of any liability reinsured by this Contract.

(c) In the event of expiration of the Letter of Credit as provided for above, to establish deposit of the Reinsurer's share of known and reported outstanding Losses and allocated expenses relating thereto, and Incurred But Not Reported loss and loss expense, under this Contract. Such cash deposit shall be held in an interest bearing account separate from the Company's other assets, and interest thereon shall accrue to the benefit of the Reinsurer. It is understood and agreed that this procedure will be implemented only in exceptional circumstances and that, if it is implemented, the Company will ensure that a rate of interest is obtained for the Reinsurers on such a deposit account that is at least equal to the rate which would be paid by Citibank N.A. in New York, and further that the Company will account to the Reinsurers on an annual basis for all interest accruing on the cash deposit account for the benefit of the Reinsurer.

CITIBANK, N.A. shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

At annual intervals, or more frequently as agreed but never more frequently than quarterly, the Company shall prepare a specific statement, for the sole purpose of amending the Letter of Credit, of the Reinsurer's share of known and reported outstanding Losses and allocated expenses relating thereto. If the statement shows that the Reinsurer's share of such Losses and allocated Loss expenses, and Incurred But Not Reported loss and loss expense, exceeds the balance of credit as of the statement date, the Reinsurer shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Company of an amendment of the Letter

of Credit increasing the amount of credit by the amount of such difference. If, however, the statement shows that the Reinsurer's share of known and reported outstanding Losses plus allocated Loss expenses, and Incurred But Not Reported loss and loss expense, relating thereto is less than the balance of credit as of the statement date, the Company shall, within thirty (30) days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

All expenses incurred in the establishment or maintenance of such Letters of Credit shall be for the account of the Reinsurers.

ARTICLE 13

TAXES

The Company will be liable for taxes (except Federal Excise Tax) on premiums reported to the Reinsurer hereunder.

Federal Excise Tax applies only to those Reinsurers, excepting Underwriters at Lloyd's London and other Reinsurers exempt from the Federal Excise Tax, who are domiciled outside the United States of America.

The Reinsurer has agreed to allow for the purposes of paying the Federal Excise Tax 1% of the premium payable hereon to the extent such premium is subject to Federal Excise Tax.

In the event of any return of premium becoming due hereunder the Reinsurer will deduct 1% from the amount of the return of the Company or its agent should take steps to recover the Tax from the U.S. Government.

ARTICLE 14

CURRENCY

The currency to be used for all purposes of this Contract shall be United States of America currency.

ARTICLE 15

DELAY, OMISSION OR ERROR

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, providing such delay, omission or error is rectified upon discovery.

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ARTICLE 16

ACCESS TO RECORDS

The Reinsurers or their designated representatives shall have free access at any reasonable time to view and/or copy all records of the Company which pertain in any way to this Contract. This article shall survive termination and remain in force as long as any liability remains under this contract.

ARTICLE 17

ARBITRATION

Conditions Precedent As a condition precedent to any right of action under this Contract, any dispute arising out of or in connection with this Contract between the Company and any Reinsurer hereon (whether or not arising during the term of this Contract or after expiration or termination of this Contract), other than as to its actual formation or validity but including interpretation or implementation of its terms, will be submitted to the decision of a board of arbitration composed of two (2) arbitrators and an umpire meeting at a site in the city or town in which the Company is domiciled.

Submission to Arbitration Notice requesting arbitration or any other notice made in connection therewith will be in writing and sent certified or registered mail, return receipt requested. The notice requesting arbitration will state in particular all issues to be resolved in the view of the claimant, will appoint the arbitrator selected by the claimant and will set a date for the hearing, which date will be no sooner than ninety (90) days and no later than one hundred and fifty (150) days from the date that the notice requesting arbitration is mailed. Notwithstanding the foregoing, the board, at its discretion, may defer the date for hearing, but it is the express intention of the parties that any dispute shall be expeditiously and timely resolved but with all due consideration to the rights of the respective parties and the board shall be mindful of this intent. Within thirty (30) days of receipt of the claimant's notice, the respondent will notify the claimant of any additional issues to be resolved in the arbitration and of the name of its appointed arbitrator.

Arbitrator Board Membership The arbitrators will be active or retired disinterested officials of insurance or reinsurance companies or Underwriting Members of Lloyd's who have experience of the class of business which is the subject matter of this Contract. The Company and the Reinsurer as aforesaid will each appoint an arbitrator and the two (2) arbitrators will choose and appoint an umpire who will be an active or retired disinterested official of an insurance or reinsurance company or an Underwriting Member of Lloyd's or an attorney before instituting the hearing. If the respondent fails to appoint its arbitrator within thirty (30) days after having received the claimant's written request for arbitration, the claimant is authorised to and will appoint the second arbitrator. If the two (2) arbitrators fail to agree upon the appointment of an umpire within thirty (30) days after notification of the appointment of the second arbitrator, within ten (10) days thereof, the two (2) arbitrators will request the American Arbitration Association to appoint an umpire for the arbitration with the qualifications set forth above in this Article. Notwithstanding the appointment of an umpire by the American Arbitration Association,

the arbitration proceedings shall not be governed by the American Arbitration Association's commercial arbitration rules. The umpire will promptly notify in writing all parties to the arbitration of his selection.

Submission of Briefs The claimant and respondent will each submit initial briefs to the board of arbitration outlining the issues in dispute and the basis and reasons for their respective positions within thirty (30) days of the date of notice of appointment of the umpire. The claimant and the respondent may submit reply briefs within ten (10) days after filing of the initial brief(s). Initial and reply briefs may be amended by the submitting party at any time, but not later than ten (10) days prior to the date of commencement of the arbitration. Reasonable responses will be allowed at the arbitration to new material contained in any amendments filed to the briefs but not previously responded to.

Arbitration Award The board will make its award with regard to this Contract recognising the custom and the usage of the insurance and reinsurance business. The award will be in writing and will state the factual and a legal basis for the award. The award will be based upon a hearing in which evidence will be allowed and in which the formal rules of evidence will not apply, but in which cross examination and rebuttal will be allowed. At its own election or at the request of the board, either party may submit a post-hearing brief for consideration of the board in its decision within twenty (20) days of the close of the hearing. The board will make its award within thirty (30) days following the close of the hearing or the submission of post-hearing briefs, whichever is later, unless the parties consent to an extension. A decision by the majority of the members of the board will be final and binding upon all parties to the proceeding. Either party may apply to any court of competent jurisdiction for an order confirming the award; a judgement of such court will thereupon be entered on the award. If such an order is issued, the attorneys' fees of the party so applying and court costs will be paid by the party against whom confirmation is sought.

Arbitration Expense Each party will bear the expense of the one arbitrator to be selected by it and will jointly and equally bear with the other party(ies) the expense of any stenographer requested, and of the umpire. The remaining costs of the arbitration proceedings will be finally allocated by the board.

Discovery Subject to customary and recognised legal rules of privilege, each party participating in the arbitration will have the obligation to produce as witnesses to the arbitration such of its employees or those of its affiliates or of its brokers or agents as any other participating party may request, providing always that the same witnesses and documents be relevant to the issues before the arbitration and provided further that the parties may mutually agree as to further discovery prior to the arbitration. The umpire will be the final judge of rules of privilege and as to relevancy of any witnesses and documents upon the petition of any participating party, and may require such disclosure as he or she sees fit.

Consolidation To the extent agreed by the Company, the original arbitrating Reinsurer and other Reinsurers hereon where the issues in dispute between the Company and the original arbitrating Reinsurer are related or largely identical or similar with issues in dispute between the Company and other Reinsurers hereon, all parties may join together in a consolidated arbitration under the terms and conditions contained in this Contract to resolve all common issues, provided however, that:

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a) the two (2) arbitrators and umpire will be appointed by the Company and the original arbitrating Reinsurer;

b) each party to a consolidated arbitration will have the right to its own attorney, position, and related claims and defences;

c) each party will not, in presenting its position, be prevented from presenting its position by the position put forth by any other party; and

d) the cost and the expenses of the arbitration, including the fees of the arbitrators, exclusive of attorney's fees, which will be borne exclusively by the respective retaining party, will be borne pro rata by each party participating in the consolidated arbitration.

Procedure To the extent not otherwise mutually agreed or provided for in this Article, the procedures and rules applicable to arbitration under the laws of the state in which the Company is domiciled, will govern the procedures of the arbitration with the appointed umpire fulfilling the role and authority of the judge unless the parties otherwise mutually agree.

ARTICLE 18

SERVICE OF SUIT

It is agreed that in the event of the failure of the Reinsurers hereon to pay any amount claimed to be due hereunder, the Reinsurers hereon, at the request of the Company, will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Clause constitutes or should be understood to constitute a waiver of Reinsurers' rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States. It is further agreed that service of process in such suit may be made upon Messrs Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829, and that in any suit instituted against any one of them upon this Contract, Reinsurers will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

The above-named are authorized and directed to accept service of process on behalf of Reinsurers in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they will enter a general appearance upon Reinsurers' behalf in the event such a suit shall be instituted.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefore, Reinsurers hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this contract of insurance (or reinsurance), and hereby designate the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE 19

INSOLVENCY

In the event of the insolvency of the Company, the reinsurance under this Contract shall be payable by the Reinsurer to the Company or its liquidator, receiver or statutory successor on the basis of the liability of the Company under the Original Policy or policies reinsured, without diminution because of the insolvency of the Company, except as provided by Section 4118 (a) of the New York Insurance Law except (a) where the original insurance policy specifically provides another payee for such insurance in the event of the insolvency of the Company and (b) where a Reinsurer(s) subscribing a participation hereunder with the consent of the original insured or insureds, has assumed such policy obligations of the Company to such payees.

If the Company should become insolvent, then the liquidator, receiver or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of any claim against the Company which is likely to produce a loss under this Contract within a reasonable time after such claim if filed in the insolvency proceeding; during the pendency of such claim, the Reinsurer under this Contract may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which the Reinsurer may deem available to the Company or its liquidator or receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

If those Reinsurers subscribing a majority participation in this Contract elect to interpose defense to a claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expenses had been incurred by the Company.

Should the Company go into liquidation or should a receiver be appointed the Reinsurer shall be entitled to deduct from any sums which may be due or may become due to the Company under this Contract, any sums which are due to the Reinsurer by the Company under this Contract and which are due at a fixed or stated date, as well as any other sums due to the Reinsurer which are permitted to be offset under applicable law.

ARTICLE 20

LAW AND JURISDICTION

This Contract shall be governed by the laws of the State of Florida and shall be subject to the jurisdiction of the courts of the United States of America (subject to the provisions of the Service of Suit Clause (U.S.A.).

KM

ARTICLE 21

INTERMEDIARY

BMS Intermediaries Ltd., One America Square, London, EC3N 2LS is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through BMS Intermediaries Ltd. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed only to constitute payment to the Company to the extent that such payments are actually received by the Company.

NUCLEAR INCIDENT EXCLUSION CLAUSE - PHYSICAL-DAMAGE - REINSURANCE - U.S.A.

1. This Contract does not cover any loss or liability accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2. Without in any way restricting the operation of paragraph (1) of this Clause, this Contract does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

   I. Nuclear reactor power plants including all auxiliary property on the site, or

   II. Any other nuclear reactor, installation, including laboratories handling radioactive materials in connection with reactor installations, and "critical facilities" as such, or

   III. Installations for fabricating complete fuel elements or for processing substantial quantities of "special nuclear material," and for reprocessing, salvaging, chemically separating, storing or disposing of "spent" nuclear fuel or waste materials, or

   IV. Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3. Without in any way restricting the operation of paragraphs (1) and (2) hereof, this Contract does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate.

   (a) where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

   (b) where the said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However, on and after 1st January, 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4. Without in any way restricting the operation of paragraphs (1), (2) and (3) hereof, this Contract does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5. It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6. The term "special nuclear material" shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7. Reassured to be sole judge of what constitutes:

   (a) substantial quantities, and

   (b) the extent of installation, plant or site.

Note - Without in any way restricting the operation of paragraph (I) hereof, it is understood and agreed that

(a) all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b) with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

In accordance with NMA 1119 (12/12/57)

TERRORISM EXCLUSION

Notwithstanding any provision to the contrary within this reinsurance agreement or any endorsement thereto, it is agreed that this reinsurance agreement excludes loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any act of terrorism, as defined herein, regardless of any other cause or event contributing concurrently or in any other sequence to the loss.

An act of terrorism includes any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological, or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organisation(s) or government(s) de jure or de facto, and which:

(i) involves violence against one or more persons; or

(ii) involves damage to property; or

(iii) endangers life other than that of the person committing the action; or

(iv) creates a risk to health or safety of the public or a section of the public; or

(v) is designed to interfere with or to disrupt an electronic system.

This reinsurance agreement also excludes loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against, or responding to any act of terrorism.

Notwithstanding the above and subject otherwise to the terms, conditions, and limitations of this reinsurance agreement in respect only of personal lines this reinsurance agreement will pay actual loss or damage (but not related cost or expense) caused by any act of terrorism provided such act is not directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with biological, chemical, or nuclear pollution or contamination.

19/12/01
NMA2930B

FUNGI COVERAGE LIMITATION (PROPERTY RISK EXCESS REINSURANCE)

This Contract excludes absolutely any loss, damage, cost, expense, or liability arising from Fungi unless directly caused by or arising from one of the following listed perils:

Earthquake, Seaquake, Seismic and/or Volcanic Disturbance/Eruption, Hurricane, Rainstorm, Windstorm, Tornado, Cyclone, Typhoon, Tsunami, Flood, Hail, Freeze, Ice Storm, Weight of Snow or Ice, Avalanche, Meteor/Asteroid Impact, Landslip, Landslide, Mudslide, Bush Fire, Forest Fire, Lightning, Explosion, Fire, Aircraft and Vehicle Impact, Riots, Strikes and Civil Commotion.

Such losses arising from Fungi may only be included in the Reinsured's Net Loss if they manifest themselves, and are reported to the Reinsured, within 24 months of the start of the event identified in relation to that Net Loss.

For the purposes of this Contract, Fungi shall be taken to include any type or form of fungus, mold or mildew and any mycotoxins, spores, scents or by products produced or released by fungi.

14/11/02
NMA2956 (amended)

Exhibit 10.32

Schedule of Insurers, Coverage and Date of Execution of Interests and Liabilities Agreement

			Per Risk A74522002	Signature Date
Lloyd's Market				
AFB	623	Beazley	1.850%	8/1/2007
SAM	727	Meacock	9.750%	8/1/2007
DRE	1400	Danish Re	9.750%	8/1/2007
AML	2001	Amlin	24.400%	8/1/2007
AFB	2623	Beazley	7.910%	8/1/2007
MAP	2791	Managing Agency Partners	24.400%	8/1/2007
BRT	2987	Brit	14.630%	8/1/2007
Other UK Market				
Markel International			7.310%	8/1/2007
Total			100.000%	